TAX AGREEMENT



     This TAX AGREEMENT (this "Tax Agreement") is made as of August 31, 1994, among STRAWBERRIES HOLDING, INC., a Delaware corporation ("Purchaser"), LIVE ENTERTAINMENT INC., a Delaware corporation ("Seller"), STRAWBERRIES INC., a Delaware corporation ("Strawberries"), WAXIE MAXIE QUALITY MUSIC CO., a Delaware corporation ("Waxie"), and STRAWBERRIES INVESTMENTS INC., a Delaware corporation ("Investments"). (Strawberries, Waxie, and Investments are sometimes referred to individually as a "Company" and together as the "Companies").

                                 RECITALS

     A. Purchaser, Strawberries Merger Corp., a wholly-owned subsidiary of Purchaser ("Merger Corp."), Strawberries, and Seller have entered into an agreement and plan of merger dated as of August 31, 1994 (the "Merger Agreement"), pursuant to which Purchaser will acquire from Seller all of the outstanding shares of capital stock of Strawberries by merger of Merger Corp. with and into Strawberries. Waxie and Investments are wholly-owned subsidiaries of Strawberries.

     B. The Merger Agreement provides, among other things, that the parties will enter into this Tax Agreement.

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and conditions contained in this Tax Agreement, the parties agree as follows:

                                ARTICLE I.

                            CERTAIN DEFINITIONS

     Capitalized terms not otherwise defined in this Tax
Agreement have the meaning ascribed to them in the Merger
Agreement, the singular shall be deemed to include the plural and vice-versa, and the following terms shall have the following meanings:

     "Affiliated Group" means any affiliated group within the meaning of Internal Revenue Code Section 1504 (or any similar group defined under a similar provision of state law).

     "Business Day" means any weekday on which commercial banks in Los Angeles are open.

     "Current Tax Year" means the accounting period for tax purposes that includes the Closing Date.

     "Expense" shall have the meaning given to it in Section
4.01.

     "Internal Revenue Code" means the Internal Revenue Code of
1986, as amended.

     "Loss" shall have the meaning given to it in Section 4.01.

     "Person" means a member or former member of the Selling
Group.

     "Post-Closing Operations" means all activities of any of the Companies other than Pre-Closing Operations.

     "Pre-Closing Operations" means all activities attributable to, or conducted by, Seller, any of the Companies, or any member of an Affiliated Group that includes Seller or any of the Companies, during any period ending on or before the Closing
Date, including the entire day of Closing.

     "Pre-Closing Tax Returns" means all Tax Returns for any of the Companies, or all Tax Returns that include any of the Companies, for any taxable period that ends on or before the Closing Date.

     "Purchaser Tax Liabilities" shall have the meaning given to it in Section 2.01.

     "Seller Tax Liabilities" shall have the meaning given to it in Section 2.01.

     "Selling Group" means the consolidated group of corporations having Seller as its common parent or any other Affiliated Group that includes Seller.

     "Tax or Taxes" means all federal, state, and local taxes based on net income, together with any interest, penalties or additions to tax or additional amounts with respect to the foregoing, whether disputed or not.

     "Tax Return" means any declaration, report, claim for refund, information return, return or statement relating to Taxes, including any schedules or attachments as well as any amendments (whether submitted on a consolidated, combined, separate or unitary basis).






                                ARTICLE II.

                     ALLOCATION OF LIABILITY FOR TAXES

     Section 2.01 Liability for Taxes. Seller shall be responsible for and pay (i) all Taxes resulting from Pre-Closing Operations and (ii) any liability of any of the Companies for the Taxes of any Person, other than the Companies, under Treasury Regulation Section 1.1502-6 (or any similar provision of state income tax law) for any taxable period of any Person ending after the Closing Date and which includes the Closing Date (collectively "Seller Tax Liabilities"). The Companies shall be responsible for and pay all federal, state and local taxes (including interest, penalties and additions to tax) other than Taxes resulting from Pre-Closing Operations ("Purchaser Tax Liabilities").

     For purposes of this Section 2.01, Seller Tax Liabilities shall not include any Taxes resulting from events, elections, or transactions occurring at the direction or under the control of Purchaser on the Closing Date, including sales, exchanges, liquidations or dispositions. Notwithstanding the foregoing sentence, Seller Tax Liabilities shall include the following:

     (i) Taxes relating to operations of any of the Companies in the ordinary course of business on the Closing Date;

     (ii) Any item of Tax, income, gain, loss, deduction, credit, recapture of deduction or credit, or any similar item with respect to any of the Companies resulting from any adjustment under Section 481 of the Internal Revenue Code necessary to implement a change of accounting made in any taxable period ending on or before the Closing Date; or

     (iii) Any item of Tax, income, gain, loss, deduction, credit, recapture of deduction or credit, or any similar item with respect to any of the Companies resulting from the restoration of any deferred income or gain, the triggering of any credit or recapture item, or any similar increase in Tax or inclusion in income subject to tax under applicable law, including without limitation the federal consolidated return regulations and similar provisions of state tax laws.

     Section 2.02 Computations. The amount of taxable income, gain, loss and any Tax thereon that is considered attributable to Pre-Closing Operations and to Post-Closing Operations shall be determined by (a) assuming that the Companies' taxable year (including the taxable year of organizations in which any of the Companies owns a partnership interest or other equity interest) ends as of the close of business on the Closing Date; (b) closing on an actual basis each of the Company's books as of the close of such date (or if an actual closing is not feasible, on an equitable pro forma basis that has a comparable economic result to the result that would have been obtained had an actual closing occurred, taking into account extraordinary items); and (c) preparing a Tax Return based on the income, gain, deductions and losses as so determined under an accurate and appropriate accounting method and consistent with the methodology and elections employed in prior years.


                               ARTICLE III.

             PREPARING AND FILING TAX RETURNS AND PAYING TAXES

     Section 3.01 Pre-Closing Date Returns and Taxes. Seller shall be responsible for preparing and filing all Pre-Closing Tax Returns on or before the due date (including extensions) and for the payment of all Tax due with respect to such Pre-Closing Tax Returns. Except as previously consented to in writing by Purchaser or any of the Companies (which consent shall not be unreasonably withheld or delayed), every material position taken on a Pre-Closing Tax Return filed after the Closing Date shall be consistent with the methodology and elections employed in prior years. Seller shall deliver a copy of all Pre-Closing Tax Returns filed after the Closing Date to Purchaser promptly after filing.

     Not less than 25 days before the earlier of the due date of any Pre-Closing Tax Return (including amended Tax Returns and refund claims) of any of the Companies or the date on which such Tax Returns are filed, Seller shall furnish a draft of such Tax Return (or the portions relating to any of the Companies of a consolidated federal Tax Return or a state or local consolidated, combined, or unitary Tax Return that includes any of the Companies) to Purchaser for its review. Not less than 10 days before the earlier of the due date of such Tax Return or the date on which such Tax Return is filed, Purchaser shall forward to Seller any comments it may have relating to such Tax Return.

     Section 3.02  Post-Closing Date Returns and Taxes.
Purchaser and the Companies shall be responsible for preparing and filing all Tax Returns other than Pre-Closing Tax Returns and for paying all Purchaser Tax Liabilities with respect to such returns. Except as previously consented to in writing by Seller (which consent shall not be unreasonably withheld or delayed), every material position taken on a Tax Return other than a Pre-Closing Tax Return shall be consistent with the methodology and elections employed in prior years.

     Section 3.03 Straddle Returns and Taxes. Notwithstanding Sections 3.01 and 3.02 of this Tax Agreement, with respect to any tax period that includes Pre-Closing Operations and Post-Closing Operations and for which Seller does not file returns and pay Taxes because the applicable tax period does not end on or before the Closing Date or with respect to any other reason that Purchaser (or any of the Companies) incurs liability for Taxes that are attributable in any way to activities, operations or assets of any of the Companies, the Company (or Purchaser) shall file the applicable Tax Returns and pay the Tax due with respect to such returns. Not less than 25 days before the earlier of the due date of any such Tax Return (including amended Tax Returns and refund claims) of any of the Companies (or Purchaser) or the date on which any of the Companies (or Purchaser) files such Tax Return, the Company (or Purchaser) shall furnish a draft of such Tax Return (or the portions relating to any of the Companies of a consolidated federal income Tax Return or a state or local consolidated, combined, or unitary Tax Return that includes any of the Companies) to Seller for its review. Not less than 10 days before the earlier of the due date of such Tax Return or the date on which such Tax Return is filed, Seller shall forward to Purchaser any comments it may have relating to such Tax Return. Seller shall be responsible for and pay to the Company (or Purchaser) five days before the due date of such Tax Return any Seller Tax Liabilities computed in accordance with the method described in Section 2.02 with respect to such Tax Return that are in excess of the amounts previously paid as estimated taxes or reserved for in the Companies' last financial statements prior to the Closing Date. If the Seller Tax Liabilities computed in accordance with the method described in Section 2.02 with respect to such Tax Return are less than the amounts previously paid as estimated taxes or reserved for in the Companies' last financial statements prior to the Closing Date, then Purchaser and the Companies shall refund such amount to Seller five days after the due date of such Tax Return.

     Section 3.04 Cooperation. Seller, Purchaser, and the Companies shall cooperate fully with each other in connection with the preparation and filing of all Tax Returns or any audit examinations for any period, including, but not limited to, the timely furnishing or making available of records, books of account and any other information necessary for the preparation of the Tax Returns, as well as making employees available on a mutually convenient basis to provide additional information and explanation. If Seller is required to file a Pre-Closing Tax Return after the Closing Date, the applicable Company shall permit Seller to sign such Pre-Closing Tax Return on behalf of the Company under a limited power of attorney. Each of Seller, Purchaser, and the Companies shall use its best efforts to obtain any certificates or other documents from any governmental authority or any other persons as may be necessary or helpful to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the transactions contemplated by the Merger Agreement or this Tax Agreement and which do not adversely affect any party to this Tax Agreement.

     Section 3.05 Amended Return. Any of the Companies may amend, with the prior written consent of Seller (which consent may not be unreasonably withheld or delayed), any Pre-Closing Tax Returns to reflect the carryback of net operating losses or other Tax benefits from later years to earlier years, or as a result of an audit provided the amendment of any such Tax Return would not have the effect of increasing Seller's Tax liabilities. To the extent permitted under applicable law and under this Tax Agreement, Purchaser, its Affiliated Group or the Companies may with the consent of Seller (which consent may not be unreasonably withheld or delayed) claim a refund of Taxes paid with respect to Pre-Closing Operations of the Companies due to the carryback of losses or credits attributable to Post-Closing Operations to taxable years involving Pre-Closing Operations provided such refund claim would not have the effect of increasing Seller's Tax liabilities. Seller shall cooperate with the Company in obtaining such refund of Taxes, including through the filing of amended Tax Returns or refund claims. Copies of any such amended Tax Returns or refund claims shall be provided to Seller within five days of filing.

     Section 3.06 Record Retention. Purchaser shall cause the Companies to retain all books, records, returns, schedules, documents and other papers relating to its federal, state, foreign or other tax liability, for any taxable year or portion thereof ending on or before the Closing Date, for the full period of the applicable statutes of limitations, including extensions, for the period to which such taxes relate. Thereafter, Purchaser and the Companies shall have the right to dispose of or destroy any of such items, provided that Seller shall have the right, at its sole cost and expense, promptly to make copies of such items if it notifies Purchaser of its intention to do so.

     Section 3.07  Contests.

     (i) With respect to any Pre-Closing Tax Return, Seller and its duly appointed representatives shall have the sole right, at its expense, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund. The foregoing notwithstanding, without the express written consent of Purchaser or any of the Companies, which consent shall not be unreasonably withheld or delayed, Seller shall not file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of materially increasing Purchaser Tax Liabilities.

     (ii) With respect to any other Tax Return of any of the Companies, Purchaser, the Companies and their duly appointed representatives shall have the sole right, at its expense, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund. The foregoing notwithstanding, without the express written consent of Seller, which consent shall not be unreasonably withheld or delayed, neither Purchaser nor any of the Companies shall file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of materially increasing Seller Tax Liab-

ilities.

     (iii) Each party hereto shall, within 30 days (unless action is required sooner, then as soon as practicable), notify the other of the assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit with respect to the operations of the Company that is the subject of this
Section 3.07, and shall provide the other party with copies (subject to deletion of nonrelevant information) of all corre-

spondence relating to such contest.

     Section 3.08 Allocation of Refunds. Except as otherwise agreed upon in writing, in the event an audit, amended Tax Return or other action results in a refund of Taxes, such refund (including any interest paid thereon) shall be paid: (i) to Seller if the deduction, loss, or other item that gives rise to the refund is attributable to Pre-Closing Operations and the refunded Tax was actually paid by Seller; and (ii) to Purchaser if such item is attributable to Post-Closing Operations and the refunded Tax was actually paid by Purchaser or any of the Companies. In all other events, such refund shall be paid to the Company. The parties shall lend mutual assistance to each other in taking such action as may be necessary to procure a refund, including the preparation, filing and processing of any requisite amended return or other documents.

     Seciton 3.09 Outstanding Items. Notwithstanding the provisions of Section 3.08, the parties hereby agree to the following: (i) the Companies shall pay the federal tax assessment plus interest for the taxable year ended July 31, 1988, (ii) the Companies shall be entitled to receive any amounts paid to the Companies as a result of the Companies' pending claim for refund of Massachusetts sales and use tax; and (iii) the Companies shall be entitled to receive any amounts paid to the Companies as a result of the Companies' pending claim for refund of New York income tax.



                                ARTICLE IV.

                              INDEMNIFICATION

     Section 4.01  Indemnification of Purchaser.

     Seller agrees to indemnify and hold harmless Purchaser and the Companies from and against, and to pay, any and all (a) liabilities, losses, costs, or damages ("Loss") and (b) reasonable attorneys' and accountants' fees and expenses, court costs, and all other out-of-pocket expenses ("Expense") incurred by Purchaser and the Companies, respectively, (net of any offsetting benefits and increased by any detriments, including, without limitation, tax benefits or detriments whether or not realized at the time of such Loss or Expense arising out of or related to the event to which such Loss or Expense relates) in connection with or arising from any failure of Seller to perform any of its agreements contained in this Tax Agreement, provided, however, that Seller shall be required to indemnify and hold harmless Purchaser and the Companies under this Section 4.01 only to the extent that the aggregate amount of the Loss and Expense incurred by Purchaser and the Companies, in the aggregate, exceeds $10,000. The indemnification provided for in this
Section 4.01 shall continue for the maximum period permitted under the applicable tax statutes of limitation, including extensions thereof.

     Section 4.02  Indemnification of Seller.

     The Purchaser and each of the Companies, jointly and severally, agree to indemnify and hold harmless Seller from and against, and to pay, any and all Loss and Expense incurred by Seller (net of any offsetting benefits and increased by any detriments, including, without limitation, tax benefits or detriments whether or not realized at the time of such Loss or Expense arising out of or related to the event to which such Loss or Expense relates) in connection with or arising from any failure of Purchaser or any of the Companies to perform any of its agreements contained in this Tax Agreement, provided, however, that Purchaser and the Companies shall be required to indemnify and hold harmless Seller under this Section 4.02 only to the extent that the aggregate amount of the Loss and Expense incurred by Seller, in the aggregate, exceeds $10,000. The indemnification provided for in this Section 4.02 shall continue for the maximum period permitted under the applicable tax statutes of limitation, including extensions thereof.

     Section 4.03 Procedure for Indemnification. The following procedures apply to indemnification under Sections 4.01 and 4.02 of this Tax Agreement:

          (i) If an indemnified party under this Article IV has suffered or incurred any Loss or incurred any Expense (whether or not the amount of such Loss or Expense exceeds $10,000), the indemnified party shall so notify the indemnifying party no later than thirty (30) Business Days after the indemnified party acquires knowledge of any such suffered or incurred Loss or Expense, in writing, describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Tax Agreement in respect of which such Loss or Expense shall have occurred. If any such indemnity shall arise from the claim of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim and any litigation resulting from such claim. Failure by an indemnifying party to notify an indemnified party of its election to defend any such claim or action by a third party within thirty (30) Business Days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action.

          (ii) If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided that (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of the indemnified party; (b) the indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent of the indemnified party, which shall not be unreasonably withheld; and (c) the indemnifying party shall permit the indemnified party to participate in such conduct or settlement through counsel chosen by the indemnified party, but the fees and expenses of such counsel shall be borne by the indemnified party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such action or suit, provided that in such event the indemnified party shall waive any right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article IV.

          (iii) If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such indemnified party, the indemnified party may defend against such claim or litigation in such manner as the indemnified party deems appropriate; provided that, the indemnified party shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnified party shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Any compromise or settlement with respect to a claim effected after the indemnifying party by notice to the indemnified party shall have reasonably disapproved of such compromise or settlement shall discharge the indemnifying party from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Article IV.

     Section 4.04 Survival of Obligations. Except as otherwise provided in this Tax Agreement, all covenants and obligations contained in this Tax Agreement shall survive the Closing only insofar as a party hereto is expressly entitled to indemnification with respect thereto pursuant to this Article IV and, in such case, only for such period as indemnification is provided pursuant to Article IV, and no action or claim in respect of this Tax Agreement may be brought or commenced (i) in any forum or jurisdiction on any theory in law or equity after the expiration of such period; and (ii) except as provided in this Article IV.

                                ARTICLE V.

                               MISCELLANEOUS

     Section 5.01  Certain Tax Elections.

          (i) Except as required by the Internal Revenue Code or the regulations promulgated thereunder, without the prior written consent of Purchaser (not to be unreasonably withheld or delayed), neither Seller nor any of the Companies shall make any new election or change any existing election, change an annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of materially increasing Purchaser Tax Liabilities, provided, that Purchaser will waive such objection on payment by Seller of the amount necessary to hold Purchaser harmless.

          (ii) Except as required by the Internal Revenue Code or the regulations promulgated thereunder, without the prior written consent of Seller (not to be unreasonably withheld or delayed), neither Purchaser nor any of the Companies shall make any election, change an annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of materially increasing Seller Tax Liabilities, provided, that Seller will waive such objection on payment by Purchaser of the amount necessary to hold Seller harmless.

          (iii) Seller is not required to apportion or allocate all or any portion of its section 382 limitation to Purchaser or to any of the Companies.

          (iv) Without the written consent of Purchaser, neither of Seller nor any of the Companies shall make (and Seller and the Companies hereby confirm that they have not previously made) an election under Section 341(f) of the Internal Revenue Code.

          (v) To the extent permitted, Seller shall take all actions reasonably necessary to allocate to the Companies the Companies' net operating loss carryovers for state income tax purposes provided that such actions do not interfere with Seller's ability to make the election described in Regulation
Section 1.1502-20(g)(1) with respect to the Companies or with
Section 5.01(iii) hereof.

     Section 5.02 Tax Sharing Agreements. Seller hereby releases each of the Companies from and indemnifies each of the Companies with respect to any obligations, duties or rights arising in connection with any tax sharing agreements, practices or other arrangement for the allocation of tax liabilities to which any of the Companies may be subject for all periods after the Closing Date. Each of the Companies hereby releases Seller from any obligations, duties or rights with respect to any tax sharing agreements, practices or other arrangement for the allocation of tax liabilities to which Seller may be subject for all periods after the Closing Date. Neither Seller nor any of the Companies shall have any continuing liabilities, whether fixed, contingent or otherwise, under any such agreements or arrangements after the Closing Date.

     Section 5.03 Merger Agreement. The parties hereto agree that the transactions described in the Merger Agreement shall be reported on all relevant Tax Returns as a purchase by Purchaser of all of Strawberries' stock held by Seller and the parties hereto shall not take any action inconsistent with such position.

     Section 5.04 Notices. All notices, requests, demands and other communications that are required or may be given under this Tax Agreement shall be considered to be properly given and received when made in accordance with the provisions of the Merger Agreement. Further, all such notices, requests, demands, and other communications that are required or may be given to Waxie or to Investments under this Tax Agreement shall be considered to be properly given and received when given to Strawberries in accordance with the provisions of the Merger Agreement.

     Section 5.05 Successors. This Tax Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

     Section 5.06 Clearance Certificate. At or before Closing, Seller agrees to provide Purchaser and any of the Companies with all required clearance certificates or similar documents that may be required by any state, local or other taxing authority in order, to the extent allowed, to relieve Purchaser and the Companies of any obligation to withhold any portion of the Base Merger Consideration. If necessary to avoid sales or use Taxes, Purchaser and the Companies shall, to the extent allowed, provide Seller with all appropriate state and local resale certificates.

     Section 5.07 Nonforeign Affidavit. Seller shall furnish Purchaser with, an affidavit stating, under penalties of perjury, its U.S. taxpayer identification number and that it is not a foreign person, pursuant to Sections 897 and 1445(b)(2) of the Internal Revenue Code and the Treasury Regulations thereunder.

     Section 5.08 Governing Law. This Tax Agreement shall be governed in all respects by the laws of the State of California without regard to its laws or regulations relating to conflicts of laws.

     Section 5.09 Counterparts. This Tax Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties by their duly authorized officers have caused this Tax Agreement to be executed as of the date above first written.

WAXIE MAXIE QUALITY MUSIC CO.      STRAWBERRIES HOLDING, INC.


By: _________________________      By: __________________________
Title: ______________________      Title: _______________________

STRAWBERRIES INVESTMENTS INC.      LIVE ENTERTAINMENT INC.


By: _________________________      By: __________________________
Title: ______________________      Title: _______________________


                                   STRAWBERRIES INC.


                                   By:__________________________
                                   Title: _______________________